Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated October 5, 2009 to Pricing Supplements No. 32, 33 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between September 10, 2009 and October 2, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	70.023%	$3,501,150	September 16, 2009
$2,000,000	68.817%	$1,376,340	September 18, 2009
$10,000,000	70.472%	$7,047,200	September 18, 2009
$5,000,000	71.680%	$3,584,000	September 23, 2009
$2,000,000	70.737%	$1,414,740	September 28, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between September 10, 2009 and October 2, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	48.977%	$489,770	September 28, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between September 10, 2009 and October 2, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	69.146%	$1,382,920	September 25, 2009
$5,000,000	69.501%	$3,475,050	October 5, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$32,000,000	69.597%	$22,271,170	$1,242.72(1)

(1)     The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $29,180.46 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $27,937.74 remains available for future offerings for such pricing supplements described above.